2000 Westchester Avenue, Purchase, New York 10577 • (914) 701-8400 FOR IMMEDIATE RELEASE Contacts: Dan Loh (Investors) – (914) 701-8200 Bonnie Rodney (Media) – (914) 701-8580

Atlas Air Worldwide Holdings Reports
Significantly Higher Fourth-Quarter, Record Full-Year Earnings

4Q10 Adjusted Net Income Jumps 23% to $41.4 Million, $1.58 per Share;
Full-Year Adjusted Net Income Soars 102% to $150.0 Million, $5.75 per Share

4Q10 Reported Net Income Up 47% to $41.6 Million, $1.58 per Share;
Full-Year Reported Net Income Rises 82% to $141.8 Million, $5.44 per Share

Execution of Business Model Generates Record Earnings; Continued Strong 2011 Outlook

Growth Initiatives Will Drive Future Gains in Revenue and Profitability

PURCHASE, N.Y., February 14, 2011 – Atlas Air Worldwide Holdings, Inc. (AAWW) (Nasdaq: AAWW), a leading global provider of air cargo assets and outsourced aircraft operating services and solutions, today announced significantly higher fourth-quarter and record full-year 2010 earnings. Adjusted net income in the fourth quarter jumped 23% to $41.4 million, or $1.58 per diluted share, completing a year in which adjusted net earnings soared 102% to a record $150.0 million, or $5.75 per share.

On a reported basis, fourth-quarter net income rose 47% to $41.6 million, or $1.58 per diluted share. Full-year reported net income increased 82% to $141.8 million, or $5.44 per share.

“2010 was an exciting year for the Company and for commercial airfreight demand,” said William J. Flynn, President and Chief Executive Officer of AAWW. “Our revenues increased 26% and our net income grew sharply, due to strong airfreight demand, tight supply of wide-body, long-haul freighter aircraft, and our effectiveness in executing our business model.

“In driving our earnings to a new record, we capitalized on our market leadership and on the global scale and scope of our operations to grow our core, long-term ACMI business. We also capitalized on very profitable market opportunities in our military and commercial charter businesses. And we started a new, non-asset-intensive CMI business, the ongoing expansion of which will complement revenues and earnings generated by the growth of our fleet over the next several years.”

Fourth-Quarter and Full-Year Results

Reported and adjusted net income for the three months ended December 31, 2010, was achieved on revenues of $359.7 million. Solid operating and financial results for the quarter compared with net income of $28.3 million, or $1.17 per diluted share, on revenues of $321.6 million for the three months ended December 31, 2009.

Reported and adjusted net income for the year ended December 31, 2010, reflected revenues of $1.34 billion. In 2009, AAWW’s net income totaled $77.8 million, or $3.56 per diluted share, on revenues of $1.06 billion.

Pretax adjustments to earnings in 2010 included a net expense of $16.1 million for legal settlements, partly offset by an $8.8 million litigation settlement receipt and a gain of $3.6 million on disposal of aircraft assets. Pretax adjustments to earnings in 2009 included $10.0 million for the effective early termination of a contract, a non-cash special charge of $8.2 million related to 747-200 freighter assets, $2.7 million for a gain on the early extinguishment of debt, and a $1.0 million gain on the disposal of aircraft assets.

Reported and adjusted results for the full year of 2010 benefited by $0.69 per diluted share from a surge in military charter activity during the first two quarters of 2010 that related to the movement of mine-resistant, ambush-protected, all-terrain vehicles (M-ATVs) to Afghanistan on premium-rate, one-way 747-400 freighter aircraft flights.

Heading into the fourth quarter, AAWW reallocated two 747-400F aircraft from charter operations into the more predictable, core ACMI business, following new contracts with Panalpina, a leading global freight forwarder, and TNT Express, a major international express package provider. Reflecting encouraging demand and improved yields for airfreight, ACMI customers continued to fly above their minimum contractual block hours during the latest quarter, averaging nearly 7% above minimums for the period and 8% for the full year.

ACMI results during the quarter also benefited from the second full quarter of outsourced, passenger-CMI service for SonAir, using two customer-owned 747-400 aircraft, and the ramp-up of CMI flying for Boeing, with all four of Boeing’s modified 747-400 Dreamlifter aircraft now on the Company’s operating certificate. Each of these opportunities is expected to have a tangible impact on the Company’s results beginning in 2011.

Increased volumes and block-hour rates in the ACMI business more than offset a reduction in AMC Charter contribution compared with the fourth quarter of 2009, following an anticipated moderation in demand for U.S. military activity in Afghanistan. In Commercial Charter, improved block-hour rates offset a modest reduction in block-hour volumes. Improved Commercial Charter rates compared with the fourth quarter of 2009 reflected continued strong demand for charters in Asian and Latin American markets.

Outlook

“We expect to report strong earnings in 2011, with fully diluted earnings in excess of $5.30 per share,” said Mr. Flynn.

“We anticipate steadily improving results throughout the year, and our guidance includes our projection that we will receive and place into service three 747-8Fs from Boeing in the fourth quarter of 2011. We continue to discuss the proposed delivery schedule with Boeing, and uncertainty surrounding the timing of our deliveries remains.”

AAWW expects that airfreight volumes will continue to grow from record levels in 2010, and that demand growth in the high-density Asian trade lanes that are important to the Company’s ACMI and Commercial Charter customers will continue to outpace global demand growth in 2011 and well into the future.

Shipments of high-tech products, pharmaceuticals, automotive parts used in global manufacturing, as well as inventory replenishment and just-in-time inventory management practices by manufacturers and retailers, are contributing to the strength in demand for airfreight. Tight supply in the wide-body, long-haul, heavy-freighter space continues to support rates and load factors.

“To address customer demand and bridge our capacity needs, we have entered into leases for two 747-400 Boeing Converted Freighters for an average of approximately three and a half years,” Mr. Flynn added. “We expect to deploy these aircraft in our military and commercial charter businesses when they enter service during the second quarter of 2011.

“We continue to see strong market demand for our high-payload, fuel-efficient 747-400 aircraft. Twenty of our now 24 747-400 freighters will be in ACMI in late March when we expand our existing express network ACMI service for DHL Express to eight aircraft from six, as previously announced.”

AAWW also continues to profitably deploy its 747-200 freighter assets. Demand and block-hour rates in the Company’s AMC Charter business in 2011 are expected to moderate from the strong levels seen in the first half of 2010, with expected AMC demand this year totaling approximately 17,000 block hours. The Company expects to benefit from continuing demand and tightness of supply in Commercial Charter, and from earnings contributions generated by passenger-CMI service for SonAir and the further ramp-up of Dreamlifter-CMI service for Boeing.

“Our record earnings in 2010 and the strong level of our expected earnings in 2011 reflect the strategic actions we have taken to transform our business, reduce our commercial and operational risk, increase our sustainable core earnings, improve the quality of our cash flows, and de-lever our balance sheet,” Mr. Flynn noted.

“During the past several years, as we have aggressively managed and modernized our fleet, transformed our scheduled service business to express network ACMI, and relentlessly reduced our costs, we grew our pretax earnings to a range of $94 million to $133 million during 2005 to 2009.

“Now we are in a period of transformative growth, with a balance sheet that is well-positioned to fund that growth. We delivered in excess of $220 million in pretax earnings in 2010, and expect to do so again in 2011.

“We continue to execute on our initiatives to grow our fleet with next-generation 747-8 freighters; further ramp up our CMI service for SonAir, Boeing and other potential new customers; and capitalize on our core competencies and market leadership in other ways. We expect to drive our revenues and earnings to levels significantly higher than those in 2010 and 2011.”

Conference Call

Management will host a conference call to discuss AAWW’s fourth-quarter and full-year 2010 financial and operating results at 11:00 a.m. Eastern Time on Monday, February 14, 2011.

Interested parties are invited to listen to the call live over the Internet at www.atlasair.com (click on “Investor Information”, click on “Presentations” and on the link to the fourth-quarter call) or at the following Web address:

http://phx.corporate-ir.net/phoenix.zhtml?p=irol-eventDetails&c=67423&eventID=3727046

Slides supplementing management’s presentation may be downloaded from the “Presentations” section of AAWW’s Web site prior to the conference call.

For those unable to listen to the live call, a replay will be available on the above Web sites following the call. A replay will also be available through February 21 by dialing (800) 642-1687 (domestic) and (706) 645-9291 (international) and using Access Code 42822600#.

4Q10 Performance versus 4Q09

Revenues, operating expenses, and operating statistics in the fourth quarter and full year of 2010 reflect the consolidation of GSS, for financial reporting purposes, that began on April 8, 2009. As a result, block hours and associated block-hour revenues generated by aircraft supporting GSS since that date have been included in ACMI operations rather than in the previously reported Dry Leasing segment.

Operating revenues totaled $359.7 million in the fourth quarter of 2010, an increase of $38.1 million, or 12%, compared with the year-earlier period, driven primarily by stronger ACMI volumes as well as stronger ACMI and Commercial Charter revenue per block hour.

Total block hours increased 11% (35,029 block hours versus 31,480) compared with the fourth quarter of 2009. Average operating aircraft, excluding Dry Leasing aircraft, increased 10% (29.4 compared with 26.8), reflecting the addition of customer-owned CMI passenger and freighter 747-400 aircraft to the Company’s operating certificate. Average utilization of operating aircraft, excluding Dry Leasing aircraft, totaled approximately 13.0 hours per aircraft per day during the quarter, up 1.6% compared with 12.8 hours in the fourth quarter of 2009, due to a substantial increase in flying activity by ACMI customers compared with the fourth quarter of 2009.

In ACMI, revenues of $159.9 million increased $36.6 million, or 30%, driven by an increase in block-hour volumes (25,952 versus 21,902) and average ACMI revenue per block hour ($6,163 versus $5,629). Higher ACMI block-hour volumes largely reflected the continuing improvement in airfreight demand during the quarter, which led ACMI customers to fly above contractual minimums, as well as new ACMI contract flying for Panalpina and TNT, CMI passenger service for SonAir, and CMI Dreamlifter service for Boeing. Revenue per block hour during the quarter primarily reflected an increase in higher-yielding ACMI flying compared with the fourth quarter of 2009.

For the quarter, an average of 21.0 aircraft (19.2 Boeing 747-400s, 0.3 Boeing 747-200s, and 1.5 CMI aircraft) supported the Company’s ACMI operations, compared with an average of 17.4 aircraft (17.3 Boeing 747-400s, 0.1 Boeing 747-200s, and zero CMI aircraft) in the fourth quarter of 2009.

AMC Charter revenues of $85.7 million decreased $6.1 million, or 7%, in the latest quarter, due to a reduction in block-hour volumes (4,356 block hours versus 4,587) and a slight reduction in block-hour rates ($19,669 versus $20,006) reflecting a moderation in demand to support U.S. military activity in Afghanistan.

An average of 4.3 aircraft (0.8 Boeing 747-400s and 3.5 Boeing 747-200s) supported the Company’s AMC Charter operations during the quarter, compared with an average of 5.1 aircraft (1.7 Boeing 747-400s and 3.4 Boeing 747-200s) in the fourth quarter of 2009.

In Commercial Charter, revenues of $108.9 million increased $6.7 million, or 7%, during the quarter. Revenues were driven by an increase in block-hour rates ($23,990 versus $21,095), partially offset by a slight reduction in block-hour volumes. Block-hour rates during the quarter reflected continued strength in demand for airfreight out of Asia compared with the fourth quarter of 2009, coupled with a tight supply in global wide-body freighter capacity.

For the quarter, an average of 4.1 aircraft (1.9 Boeing 747-400s and 2.2 Boeing 747-200s) supported the Company’s Commercial Charter operations, compared with an average of 4.3 aircraft (3.0 Boeing 747-400s and 1.3 Boeing 747-200s) in the fourth quarter of 2009.

Dry Leasing revenues of $1.8 million in the fourth quarter of 2010 were $1.1 million, or 175%, higher than in the fourth quarter of 2009, primarily due to an increase in revenue from the lease of a 757-200F acquired in the first quarter of 2010 and spare engine leases outstanding during the quarter.

Operating Expenses

Operating expenses in the fourth quarter of 2010 totaled $298.2 million, an increase of $28.8 million, or 11%, compared with the same quarter in 2009. The increase was largely due to the company’s decision to continue to invest in its 747-200 fleet to meet anticipated levels of demand in 2011 as well as an increase in block-hour volumes, partly offset by Continuous Improvement achievements focused on cost savings and productivity enhancements.

Aircraft fuel expense of $77.9 million increased $5.6 million, or 8%, during the quarter, reflecting an increase in fuel prices compared with the fourth quarter of 2009.

Labor expenses of $60.5 million increased $2.1 million, or 4%, compared with the 2009 fourth quarter. Labor expenses during the quarter were primarily driven by the increase in block-hour volumes.

Maintenance expense of $58.1 million increased $18.7 million, or 47%, during the quarter, primarily due to an expense of approximately $17.6 million to perform maintenance on the company’s 747-200 freighters to meet anticipated levels of commercial and military charter market demand in 2011.

Heavy maintenance activity during the quarter included one 747-400 D Check and one 747-200 D Check compared with one 747-400 D Check, two 747-400 C Checks and four 747-200 C Checks in the fourth quarter of 2009. In addition, there were 11 engine overhauls during the period compared with three in the fourth quarter of 2009.

Ground handling and landing fees of $20.2 million during the quarter were $3.4 million, or 20%, higher than in the fourth quarter of 2009, primarily due to the increase in flying to more costly locations.

Travel expense of $10.0 million during the quarter was $2.7 million, or 38%, higher than during the fourth quarter of 2009, reflecting an increase in crew travel related to higher block-hour volumes and an increase in travel-related costs.

Other operating expenses totaled $23.7 million during the quarter, an increase of $3.1 million, or 15%, versus the fourth quarter of 2009, primarily due to an increase in outside services.

Net Interest and Other Non-Operating Expenses

Net interest income totaled $0.8 million during the quarter, an improvement of $7.2 million compared with the fourth quarter of 2009, reflecting higher levels of interest income and capitalized interest as well as a lower level of outstanding debt.

Interest income during the quarter benefited from the Company’s long-term investments in Pass-through Trust Certificates that relate to Enhanced Equipment Trust Certificates (EETCs) issued by the Company to finance 12 of the Company’s 747-400 freighter aircraft.

Income Taxes

Fourth-quarter results included an income tax expense of $19.8 million compared with an income tax expense of $18.0 million in the fourth quarter of 2009, which resulted in an effective income tax rate of 31.7% versus a rate of 39.0%.

The difference between the effective rate and the statutory rate for the three months ended December 31, 2010, was primarily attributable to a reduction in the effective state income tax rate. The reduced rate resulted from tax planning that decreased the apportionment of taxable income to certain states. For the three-month period ended December 31, 2009, the effective tax rate differed from the statutory rate primarily due to the non-deductibility of certain items for tax purposes.

Cash and Cash Equivalents

At December 31, 2010, AAWW’s cash, cash equivalents and short-term investments totaled $595.1 million, compared with $636.3 million at December 31, 2009.

Operating activities generated $280.5 million of cash during the year ended December 31, 2010, partially offsetting $162.0 million of net cash used for investing activities and $143.4 million of net cash used for financing activities.

Outstanding Debt

At December 31, 2010, AAWW’s balance sheet debt totaled $487.2 million, including the impact of $57.0 million of unamortized discount.

The face value of AAWW’s debt at December 31, 2010, totaled $544.2 million, compared with $627.3 million on December 31, 2009.

Non-GAAP Financial Measures

EBITDAR, as adjusted for gains on aircraft sales, totaled $109.2 million in the fourth quarter of 2010 compared with $106.8 million in the fourth quarter of 2009. For the full year, EBITDAR, as adjusted for gains on aircraft sales and net expense for legal settlements, totaled $429.4 million compared with $341.4 million in 2009.

EBITDA, as adjusted for gains on asset sales, totaled $69.7 million in the latest reporting period compared with $68.9 million in the fourth quarter of 2009. EBITDA, as adjusted for gains on aircraft sales and net expense for legal settlements, for the full year was $274.7 million compared with $190.3 million for the prior-year period.

About Non-GAAP Financial Measures

To supplement AAWW’s financial statements presented in accordance with U.S. GAAP, AAWW presents certain non-GAAP financial measures to assist in the evaluation of the performance of its business. These non-GAAP measures include Direct Contribution as well as adjusted net income; EBITDAR, as adjusted; and EBITDA, as adjusted, which exclude gains on asset sales, early termination of debt, consolidation of a subsidiary, net expense for legal settlements, and a special charge.

AAWW’s management uses these non-GAAP financial measures in assessing the performance of the Company’s ongoing operations and liquidity and in planning and forecasting future periods. The Company believes that these adjusted measures provide meaningful information to assist investors and analysts in understanding our financial results and assessing our prospects for future performance.

About Atlas Air Worldwide Holdings, Inc.:

AAWW is the parent company of Atlas Air, Inc. (Atlas) and Titan Aviation Leasing (Titan), and is the majority shareholder of Polar Air Cargo Worldwide, Inc. (Polar). Through Atlas and Polar, AAWW operates the world’s largest fleet of Boeing 747 freighter aircraft.

Atlas, Titan and Polar offer a range of air cargo and aircraft operating solutions that include ACMI aircraft leasing – in which customers receive a dedicated aircraft, crew, maintenance and insurance on a long-term lease basis; CMI service, for customers that provide their own aircraft; express network and scheduled air cargo service; military charters; commercial cargo charters; and dry leasing of aircraft and engines.

AAWW’s press releases, SEC filings and other information can be accessed through the Company’s home page, www.atlasair.com.

All references to net income refer to net income attributable to common stockholders.

This release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 that reflect AAWW’s current views with respect to certain current and future events and financial performance. Such forward-looking statements are and will be, as the case may be, subject to many risks, uncertainties and factors relating to the operations and business environments of AAWW and its subsidiaries (collectively, the “companies”) that may cause the actual results of the companies to be materially different from any future results, express or implied, in such forward-looking statements.

Factors that could cause actual results to differ materially from these forward-looking statements include, but are not limited to, the following: the ability of the companies to operate pursuant to the terms of their financing facilities; the ability of the companies to obtain and maintain normal terms with vendors and service providers; the companies’ ability to maintain contracts that are critical to their operations; the ability of the companies to fund and execute their business plan; the ability of the companies to attract, motivate and/or retain key executives and associates; the ability of the companies to attract and retain customers; the continued availability of our wide-body aircraft; demand for cargo services in the markets in which the companies operate; economic conditions; the effects of any hostilities or act of war (in the Middle East or elsewhere) or any terrorist attack; labor costs and relations; financing costs; the cost and availability of war risk insurance; our ability to maintain adequate internal controls over financial reporting; aviation fuel costs; security-related costs; competitive pressures on pricing (especially from lower-cost competitors); volatility in the international currency markets; weather conditions; government legislation and regulation; consumer perceptions of the companies’ products and services; anticipated and future litigation; and other risks and uncertainties set forth from time to time in AAWW’s reports to the United States Securities and Exchange Commission.

For additional information, we refer you to the risk factors set forth under the heading “Risk Factors” in the Annual Report on Form 10-K filed by AAWW with the Securities and Exchange Commission on February 24, 2010. Other factors and assumptions not identified above may also affect the forward-looking statements, and these other factors and assumptions may also cause actual results to differ materially from those discussed.

Except as stated in this release, AAWW is not providing guidance or estimates regarding its anticipated business and financial performance for 2011 or thereafter.

AAWW assumes no obligation to update such statements contained in this release to reflect actual results, changes in assumptions or changes in other factors affecting such estimates other than as required by law.

* * *

Atlas Air Worldwide Holdings, Inc.
Consolidated Statements of Operations
(in thousands, except per share data)
(Unaudited)

	For the Three Months Ended			For the Twelve Months Ended
	December 31, 2010	—	December 31, 2009	December 31, 2010	—	December 31, 2009

Operating Revenue
ACMI	$159,936		$123,288	$543,853		$482,231
AMC Charter	85,680		91,766	388,994		328,990
Commercial Charter	108,915		102,226	384,440		215,127
Dry Leasing	1,794		653	7,178		12,799
Other	3,369		3,627	13,309		22,399

Total Operating Revenue	$359,694		$321,560	$1,337,774		$1,061,546

Operating Expenses
Aircraft fuel	77,893		72,285	300,229		201,207
Salaries, wages and benefits	60,492		58,372	238,169		215,660
Maintenance, materials and repairs	58,062		39,402	174,029		147,758
Aircraft rent	39,549		37,928	154,646		151,080
Landing fees and other rent	12,726		11,326	48,700		39,552
Depreciation and amortization	8,304		8,519	34,353		33,074
Travel	9,984		7,237	34,338		25,235
Ground handling and airport fees	7,470		5,502	25,115		16,212
Gain on disposal of aircraft	(60)		-	(3,601)		(953)
Special charge	-		8,216	-		8,216
Other	23,733		20,604	103,910		74,498

Total Operating Expenses	298,153		269,391	1,109,888		911,539

Operating Income	61,541		52,169	227,886		150,007

Non-operating Expenses / (Income)
Interest income	(5,043)		(1,198)	(19,663)		(3,014)
Interest expense	9,638		10,657	40,034		44,731
Capitalized interest	(5,366)		(3,026)	(16,373)		(12,215)
Gain on early extinguishment of debt	-		-	-		(2,713)
Gain on consolidation of subsidiary	-		-	-		(113)
Other (income) expense, net	14		(385)	(9,222)		(765)

Total Non-operating Expenses / (Income)	(757)		6,048	(5,224)		25,911
Income before income taxes	62,298		46,121	233,110		124,096
Income tax expense	19,768		17,986	90,154		47,940

Net Income	42,530		28,135	142,956		76,156
Less: Net income / (loss) attributable
to noncontrolling interests	970		(204)	1,146		(1,620)

Net Income Attributable
to Common Stockholders	$41,560		$28,339	$141,810		$77,776

Earnings per share:
Basic	$1.60		$1.19	$5.50		$3.59

Diluted	$1.58		$1.17	$5.44		$3.56

Weighted average shares:
Basic	25,914		23,878	25,781		21,652

Diluted	26,234		24,171	26,088		21,818

Atlas Air Worldwide Holdings, Inc.
Direct Contribution
(in thousands)
(Unaudited)

	For the Three Months Ended		For the Twelve Months Ended

	December 31, 2010	December 31, 2009	December 31, 2010	December 31, 2009

Operating Revenue:
ACMI	$159,936	$123,288	$543,853	$482,231
AMC Charter	85,680	91,766	388,994	328,990
Commercial Charter	108,915	102,226	384,440	215,127
Dry Leasing	1,794	653	7,178	12,799
Other	3,369	3,627	13,309	22,399
Total Operating Revenue	$359,694	$321,560	$1,337,774	$1,061,546
Direct Contribution:

ACMI	$40,582	$25,871	$127,679	$90,686
AMC Charter	15,995	24,205	111,091	93,884
Commercial Charter	33,345	34,577	111,717	39,790
Dry Leasing	951	37	4,643	1,051
Total Direct Contribution for Reportable Segments	90,873	84,690	355,130	225,411
Add back (subtract):
Unallocated income and expenses	(28,635)	(30,353)	(125,621)	(96,878)
Gain on early extinguishment of debt	-	-	-	2,713
Gain on consolidation of subsidiary	-	-	-	113
Gain on disposal of aircraft	60	—	3,601	953
Special charge	-	(8,216)	-	(8,216)
Income before Income Taxes	62,298	46,121	233,110	124,096
Add back (subtract):
Interest income	(5,043)	(1,198)	(19,663)	(3,014)
Interest expense	9,638	10,657	40,034	44,731
Capitalized interest	(5,366)	(3,026)	(16,373)	(12,215)
Gain on early extinguishment of debt	-	-	-	(2,713)
Gain on consolidation of subsidiary	-	-	-	(113)
Other, net	14	(385)	(9,222)	(765)
Operating Income	$61,541	$52,169	$227,886	$150,007

AAWW uses an economic performance metric, Direct Contribution, to show the profitability of each of its segments after allocation of direct ownership costs. AAWW currently has the following reportable segments: ACMI, AMC Charter, Commercial Charter, and Dry Leasing. Each segment has different operating and economic characteristics, which are separately reviewed by senior management.

Direct Contribution consists of income (loss) before taxes, excluding special charges, nonrecurring items, gains on the sale of aircraft, and unallocated fixed costs.

Direct costs include crew costs, maintenance costs, fuel, ground operations, sales costs, aircraft rent, interest expense related to aircraft debt and aircraft depreciation.

Unallocated income and expenses include corporate overhead, non-aircraft depreciation, interest income, foreign exchange gains and losses, other revenue and other non-operating costs, including one-time items.

Atlas Air Worldwide Holdings, Inc.
Reconciliation to Non-GAAP Measures
(in thousands)
(Unaudited)

	For the Three Months Ended			For the Twelve Months Ended

	December 31, 2010	December 31, 2009	—	December 31, 2010	December 31, 2009

Income before income taxes	$62,298	$46,121		$233,110	$124,096
Net expense for legal settlements	(132)	-		16,068	-
Special charge	—	8,216		—	8,216
Gain on disposal of aircraft	(60)	-		(3,601)	(953)
Pretax income before net expense for legal settlements, special charge and gain on disposal of aircraft	62,106	54,337		245,577	131,359
Interest expense, net	(771)	6,433		3,998	29,502
Gain on early extinguishment of debt	-	-		-	(2,713)
Gain on consolidation of subsidiary	-	-		-	(113)
Other non-operating expenses	14	(385)		(9,222)	(765)
Operating income before non-operating items, net expense for legal settlements, special charge and gain on disposal of aircraft	61,349	60,385		240,353	157,270
Depreciation and amortization	8,304	8,519		34,353	33,074
EBITDA, as adjusted*	69,653	68,904		274,706	190,344
Aircraft rent	39,549	37,928		154,646	151,080
EBITDAR, as adjusted*	$109,202	$106,832		$429,352	$341,424

• EBITDA, as adjusted: Earnings before interest, taxes, depreciation, amortization, net expense for legal settlements, special charge, gain on disposal of aircraft, gain on litigation, gain on early termination of debt, and gain on consolidation of subsidiary, as applicable.

* EBITDAR, as adjusted: Earnings before interest, taxes, depreciation, amortization, aircraft rent expense, net expense for legal settlements, special charge, gain on disposal of aircraft, gain on litigation, gain on early termination of debt, and gain on consolidation of subsidiary, as applicable.

Atlas Air Worldwide Holdings, Inc.
Reconciliation to Non-GAAP Measures
(in thousands)
(Unaudited)

		For the Three Months Ended				For the Twelve Months Ended

		December 31, 2010					December 31, 2010

		Special	As	—	—	—	Special	As	—

	Actual	Items*	Adjusted	—	Actual		Items*	Adjusted	—

Income before income taxes	$62,298	$(192)	$62,106		$233,110		$3,717	$236,827
Less income tax expense	19,768	(22)	19,746		90,154		(4,483)	85,671

Net income	42,530	(170)	42,360		142,956		8,200	151,156
Less net loss attributable to non-controlling interests	970	-	970		1,146		-	1,146

Net income attributable to Common Stockholders	$41,560	$ (170)	$41,390		$141,810		$8,200	$150,010
Earnings per share:
Basic	$1.60	$(0.00)	$1.60		$5.50		$0.32	$5.82
Diluted	$1.58	$(0.00)	$1.58		$5.44		$0.31	$5.75
* Special items are comprised of: Three Months Ended December 31, 2010 – Net reduction for legal settlements — $132; gain on disposal of aircraft — $60.
Twelve Months Ended December 31, 2010 – Net expense for legal settlements — $16,068; litigation settlement received — $8,750; gain on disposal of aircraft -
$3,601.
		For the Three Months Ended					For the Twelve Months Ended
		December 31, 2009					December 31, 2009

		Special	As		—	—	Special	As

	Actual	Items*	Adjusted		Actual		Items*	Adjusted

Income before income taxes	$46,121	$8,216	$54,337		$124,096		$(5,563)	$118,533
Less income tax expense	17,986	3,040	21,026		47,940		(2,058)	45,882

Net income	28,135	5,176	33,311		76,156		(3,505)	72,651
Less net loss attributable to non-controlling interests	(204)	-	(204)		(1,620)		-	(1,620)

Net income attributable to Common Stockholders	$28,339	$5,176	$33,515		$77,776		$(3,505)	$74,271
Earnings per share:
Basic	$1.19	$0.21	$1.40		$3.59		$(0.16)	$3.43
Diluted	$1.17	$0.21	$1.38		$3.56		$(0.16)	$3.40
* Special items are comprised of: Three Months Ended December 31, 2009 – Special charge — $8,216. Twelve Months Ended December 31, 2009 – Contract
termination fee — $10,000; Special charge — $8,216; gain on early retirement of debt — $2,713; gain on disposal of aircraft — $953; gain on consolidation of subsidiary – $113.

Atlas Air Worldwide Holdings, Inc.
Operating Statistics and Traffic Results
(in thousands)
(Unaudited)

	For the Three Months Ended			For the Twelve Months Ended
	December 31,		Percent	December 31,		Percent
	2010	2009	Change	2010	2009	Change
Fleet (average during the period)
ACMI	21.0	17.4	20.7%	18.4	17.1	7.6%
AMC Charter	4.3	5.1	(15.7%)	5.5	6.8	(19.1%)
Commercial Charter	4.1	4.3	(4.7%)	4.7	3.5	34.3%
Dry Leasing	1.0	-	NM	0.8	0.8	NM

Operating Aircraft	30.4	26.8	13.4%	29.4	28.2	4.3%

Out of Service (1)	-	3.2	(100.0%)	0.1	2.5	(96.0%)
Block Hours
ACMI	25,952	21,902	18.5%	91,357	76,859	18.9%
AMC Charter	4,356	4,587	(5.0%)	18,679	19,088	(2.1%)
Commercial Charter	4,540	4,846	(6.3%)	17,572	12,694	38.4%
Non revenue	181	145	24.8%	750	328	128.7%

Total Block Hours	35,029	31,480	11.3%	128,358	108,969	17.8%

Revenue Per Block Hour
ACMI	$6,163	$5,629	9.5%	$5,953	$6,274	(5.1%)
AMC Charter	19,669	20,006	(1.7%)	20,825	17,235	20.8%
Commercial Charter	23,990	21,095	13.7%	21,878	16,947	29.1%
Average Utilization (block hours per day)
ACMI	13.4	13.7	(2.2%)	13.6	12.3	10.6%
AMC Charter	11.0	9.8	12.2%	9.3	7.7	20.8%
Commercial Charter	12.0	12.2	(1.6%)	10.2	9.9	3.0%

All Operating Aircraft (2)	13.0	12.8	1.6%	12.3	10.9	12.8%
Fuel
AMC
Average fuel cost per gallon	$2.68	$2.68	0.0%	$2.68	$2.02	32.7%
Fuel gallons consumed (000s)	13,992	13,916	0.5%	58,022	58,709	(1.2%)
Commercial Charter
Average fuel cost per gallon	$2.51	$2.14	17.3%	$2.37	$1.93	22.8%
Fuel gallons consumed (000s)	16,094	16,336	(1.5%)	61,154	42,742	43.1%
(1) Out-of-service aircraft were temporarily parked during the period and are completely unencumbered. Permanently parked aircraft, all of which are also completely unencumbered, are not included in the operating statistics above.
(2) Average of All Operating Aircraft excludes Dry Leasing aircraft, which do not contribute to block-hour volumes.